EXHIBIT 10.9
LE GP, LLC
AMENDED AND RESTATED
OUTSIDE DIRECTOR COMPENSATION POLICY
Directors of LE GP, LLC who are not direct or indirect employees of LE GP, LLC or any affiliate of LE GP, LLC or Energy Transfer Equity, L.P. (“ETE”) (“Outside Directors”) shall be entitled to compensation for their services as a director as follows, effective beginning for the fiscal year commencing January 1, 2018.

1.	Annual Retainer. Each Outside Director shall be entitled to an annual retainer, in the amount of, $100,000 per fiscal year, payable quarterly in arrears.

2.	Committees. Each Outside Director serving on the following committees of the Board of Directors shall be entitled to an annual retainer in the amount set forth below, payable quarterly in arrears:

Audit Committee	Chairman	$25,000
	Member	15,000
Compensation Committee	Chairman	15,000
	Member	7,500

3.
Special or Conflicts Committee Engagements. Each Outside Director serving on a Special or Conflicts Committee of the Board of Directors shall be entitled to additional compensation in the amount of a fixed sum for each matter referred to such committee. Such sum shall be determined by the Board of Directors at the time of each such engagement, payable at the end of the quarter in which each such engagement is concluded, regardless of the number of meetings.

4.	Phantom Units.

a.
Each Director who is elected or appointed to the Board for the first time after the date of the adoption of this Amended and Restated Policy shall automatically on the date of his or her election or appointment be granted an initial award of 2,500 Phantom Units under the Amended and Restated Energy Transfer Equity, L.P. Long-Term Incentive Plan or such other unitholder approved long-term incentive plan, as applicable (“Plan”). Each Award shall be subject to a Restricted Period of five (5) years and shall vest 60% on the third anniversary date of the Award and 40% on the fifth anniversary date of the Award, provided that all unvested Awards shall fully vest upon the occurrence of a Change of Control. Unless otherwise defined herein, all capitalized terms used in this paragraph shall have the meaning ascribed to such terms in the Plan.

b.
Effective as of the date of adoption of this Amended and Restated Policy, and automatically on the first business day of each fiscal year of ETE, occurring beginning on and after January 1, 2018, each then-current Outside Director shall be entitled to an Award under the Plan such number of Phantom Units equal to $100,000 divided by (a) the closing price of the common units of ETE on the New York Stock Exchange on such grant date or (b) the Fair Market Value of a common unit as otherwise determined by the Board of Directors. Each Award shall be subject to a Restricted Period of five (5) years and shall vest 60% on the third anniversary date of the Award and 40% on the fifth anniversary date of the Award, provided that all unvested Awards shall fully vest upon the occurrence of a Change of Control. Unless otherwise defined herein, all capitalized terms used in this paragraph shall have the meaning ascribed to such terms in the Plan.